EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES 2006 FOURTH QUARTER AND YEAR-END RESULTS

REAFFIRMS GUIDANCE FOR 2007

Edgewood, NY – March 29, 2007 - CPI Aerostructures, Inc. (“CPI Aero”) (AMEX: CVU) today announced results for the fourth quarter and year ended December 31, 2006.

Full Year 2006 vs. 2005

•

Revenue decreased 30% to $17,907,989, from $25,526,404;

•

Gross margin was 10% as compared to 24%;

•

Loss before benefit from income taxes was $1,922,006 compared to income before provision for income taxes of $2,657,433;

•

Net loss was $1,265,006 or $0.23 per diluted share, compared to net income of $1,519,433 or $0.25 per diluted share;

•

New orders for 2006 were $30.0 million (including $7.0 million from prime contractors), compared to $16.7 million (including $2.2 million from prime contractors) for 2005; and

•

Unawarded solicitations remain at a high level, with open solicitations totaling a maximum realizable value of approximately $300 million.

Fourth Quarter 2006 vs. 2005

•

Revenue decreased 8% to $6,007,848 from $6,515,624;

•

Gross margin was 16% compared to 12% in the prior year’s fourth quarter;

•

Income before income taxes was $12,011, compared to loss before provision for income taxes of $19,914; and,

•

Net income was $12,011, or $0.00 per diluted share, compared to net loss of $116,914 or $0.02 per diluted share.

Edward J. Fred, CPI Aero’s President & CEO stated, “Although 2006 revenue was impacted by delays on releases of previously awarded contracts, revenues generated in  the fourth quarter of 2006 were 36% and 140% ahead of $4.4 million and $2.5 million reported in the 2006 third and second quarters, respectively.  We have resolved most of the production-related issues that we faced earlier in the year and, as the increased quarterly revenue demonstrates, most of our operating problems are behind us.  As a result, our gross margin has been improving since mid 2006 and in the fourth quarter it was 16% compared to 12% in the prior years’ fourth quarter.”

Discussing 2006 contract awards, Mr. Fred noted, “2006 new orders increased 80% to $30.0 million compared to $16.7 million in 2005, making 2006 the third largest award year in CPI Aero’s history.  Additionally, in 2006 the average size of our contract award was $231,000 compared to $94,000 in 2005.  We also saw a substantial increase in subcontracting business, including two contracts totaling $5 million from our new customer, Sikorsky Aircraft.  In 2006, total subcontracting awards more than tripled, to $7.0 million or 24% of the total awards compared to $2.2 million or 13% of 2005 awards.  We are continuing to diversify our customer base and we expect our future revenue mix to reflect a larger proportion of work to be performed in our capacity as a subcontractor to major prime contractors.”

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CPI Aero News Release

March 29, 2007

Mr. Fred stated, “We are participating with a major international prime manufacturer in the proposal process to provide new wings for over 200 A-10 Warthogs, and are looking at several other subcontracting possibilities as well.”

Mr. Fred continued, “On the C-5 TOP program, we continue to explore when and how we will receive additional orders which we expected when we were awarded this major contract. The Department of Defense is closely examining the shortfall in U.S. airlift mobility, and we are hopeful that their review will bring to the forefront the need for modified and upgraded C-5s, as outlined in the Quadrennial Defense Review.”

Mr. Fred concluded, “With the expected return of our historical gross margins coupled with overhead reductions taken in mid-year 2006, we look forward to a healthier profit picture for 2007.  Based upon the level of new and pending orders, we are reaffirming our prior 2007 guidance.  We anticipate 2007 revenue to be approximately $25 million, with a resulting net income of approximately $2.0 million.”

Conference Call

CPI Aero’s President and CEO, Edward J. Fred and CFO, Vincent Palazzolo, will host a conference call today, Thursday, March 29, 2007 at 11:00 am EDT to discuss fourth quarter and year-end results as well as recent corporate developments.  After opening remarks, there will be a question and answer period.  Interested parties may participate in the call by dialing 706-679-3079.  Please call in 10 minutes before the scheduled time and ask for the CPI Aero call.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to www.cpiaero.com and click on the “Investor Relations” section, then click on “Event Calendar”.  Please access the website 15 minutes prior to the call to download and install any necessary audio software.  The conference call will be archived and can be accessed for approximately 90 days.  We suggest listeners use Microsoft Explorer as their browser.

CPI Aero is engaged in the contract production of structural aircraft parts for the U.S. Air Force, other branches of the armed forces and leading prime defense contractors.  In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services.  Among the key programs that CPI Aero supplies are the C-5A Galaxy cargo jet, the T-38 Talon jet trainer, the A-10 Thunderbolt attack jet, the E-3 Sentry AWACS jet, UH-60 Black Hawk helicopter, and the MH-60S mine countermeasure helicopter.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2005 and Forms 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006.

Contact:

Vincent Palazzolo

Investor Relations Counsel:

Chief Financial Officer

The Equity Group Inc.

CPI Aero

Linda Latman (212) 836-9609

(631) 586-5200

Lena Cati (212) 836-9611

www.cpiaero.com

www.theequitygroup.com

(See Accompanying Tables)

CPI Aero News Release

March 29, 2007

CPI AEROSTRUCTURES, INC.

CONDENSED STATEMENTS OF INCOME

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
	(Unaudited)
Revenue	$ 6,007,848	$ 6,515,624	$ 17,907,989	$ 25,526,404
Income (loss) before provision for (benefit from) income taxes	12,011	(19,914)	(1,922,006)	2,657,433
Provision for (benefit from) income taxes	—	(97,000)	(657,000)	(1,138,000)
Net income (loss)	$ 12,011	$ (116,914)	$ (1,265,006)	$ 1,519,433

Earnings (loss) per common share – basic	$ 0.00	$ (0.02)	$ (0.23)	$ 0.28

Earnings (loss) per common share – diluted	$ 0.00	$ (0.02)	$ —	$ 0.25

Shares used in computing earnings per common share:
Basic	5,447,262	5,430,082	5,446,711	5,422,101
Diluted	5,870,396	5,430,082	—	6,114,808

Balance Sheet Highlights	12/31/06	12/31/05

Cash	$ 38,564	$ 877,182

Total current assets	31,006,495	31,458,345

Total assets	32,160,187	32,687,784

Total current liabilities	5,883,991	5,428,429

Working capital	25,122,504	26,029,916

Short-term debt	392,188	87,617

Long-term debt	—	42,188

Shareholders’ Equity	26,177,655	27,162,272

Total Liabilities and Shareholders’ Equity	$ 32,160,187	$ 32,687,784

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